Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Bernard H. Clineburg,
Tysons Corner, Virginia		Chairman & Chief Executive Officer
February 26, 2007		or
Mark Wendel,
EVP & Chief Financial Officer
703-584-3400

Cardinal Financial Corporation Announces Approval of Share Repurchase Plan

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”) today announced that the Board of Directors has approved a program to repurchase up to 1,000,000 shares of its common stock, which constitutes approximately 4% of its outstanding shares.  The timing and amount of repurchases, if any, will depend on market conditions, share price, trading volume and other factors, and there is no assurance that the Company will purchase shares during any period.  No termination date was set for the buyback program. Shares may be purchased in the open market or through privately negotiated transactions.  Any purchases will be reported on a quarterly basis in the Company’s periodic reports filed with the Securities and Exchange Commission.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to its stock repurchase program. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other reports filed with and furnished to the Securities and Exchange Commission.  The Company also continues to monitor the operations of Wilson/Bennett, its customer base and assets under management and any associated impact on the fair value of goodwill in the future.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $1.638 billion as of December 31, 2006, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 23 conveniently located banking offices. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, a residential mortgage lending company based in Fairfax, with seven offices throughout the Washington Metropolitan region; Cardinal Trust and Investment Services, a trust division with $5.8 billion in managed and custodial assets; Cardinal Wealth Services, Inc., a full-service brokerage company; and Wilson/Bennett Capital Management, Inc., an asset management company. The company’s stock is traded on NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.

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